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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

                       INTRABIOTICS PHARMACEUTICALS, INC.
________________________________________________________________________________
                                (Name of Issuer)

                         Common Stock, $.001 par value
________________________________________________________________________________
                         (Title of Class of Securities)

                                  46116T 10 0
                             _______________________
                                 (CUSIP Number)

                                 February 13, 2003
________________________________________________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 pages

CUSIP No. 46116T 10 0                 13G                      Page 2 of 8 Pages

________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
Tang Capital Partners, LP
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [X] Joint-Filing
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization
United States
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         1,572,242
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          0
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           1,572,242
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    0
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
1,572,242
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)
4.0%
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)
PN

________________________________________________________________________________

CUSIP No. 46116T 10 0                 13G                      Page 3 of 8 Pages

________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
Tang Capital Management, LLC
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [X] Joint-Filing
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization
United States
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         1,572,242
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          0
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           1,572,242
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    0
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
1,572,242
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)
4.0%
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)
OO

________________________________________________________________________________

CUSIP No. 46116T 10 0                 13G                      Page 4 of 8 Pages

________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
Kevin C. Tang
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [X] Joint-Filing
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization
United States
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         1,572,242
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          0
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           1,572,242
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    0
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
1,572,242
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)
4.0%
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)
IN

________________________________________________________________________________

CUSIP No. 46116T 10 0                 13G                      Page 5 of 8 Pages

________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
Oscar L. Tang
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [X] Joint-Filing
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization
United States
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         281,000
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          114,500
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           281,000
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    114,500
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
395,500
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)
1.0%
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)
IN

________________________________________________________________________________

________________________________________________________________________________
Item 1(a).  Name of Issuer:  Intrabiotics Pharmaceuticals, Inc.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:
            1245 Terra Bella Avenue, Mountain View, CA  94043
________________________________________________________________________________
Item 2(a).  Name of Person Filing:
                  Tang Capital Partners, LP
                  Tang Capital Management, LLC
                  Kevin C. Tang
                  Oscar L. Tang
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:
            Tang Capital Partners, LP
            Tang Capital Management, LLC
            Kevin C. Tang
            4401 Eastgate Mall
            San Diego, CA  92121

            Oscar L. Tang
            c/o Reich & Tang Asset Management LLC
            600 Fifth Avenue, 8th Floor
            New York, NY  10020
________________________________________________________________________________
Item 2(c).  Citizenship:  United States

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:  Common Stock, par value $.001

________________________________________________________________________________
Item 2(e).  CUSIP Number:  46116T 10 0

________________________________________________________________________________

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

           Not applicable.

ITEM 4. OWNERSHIP.

     (a)  Amount beneficially owned as of February 13, 2003:
          The aggregate number and percentage of securities to which this
          Schedule 13G relates is 1,967,742 shares, representing 5.0% of the 39,184,886 shares outstanding as reported by the Issuer in its registration statement on Form S-3 (Reg. No. 333-101633). The Filing Persons beneficially own those securities set forth below:

              Tang Capital Partners, LP            1,572,242 shares
              Tang Capital Management, LLC         1,572,242 shares
              Kevin C. Tang                        1,572,242 shares
              Oscar L. Tang                          395,500 shares

     (b)  Percent of class:

              Tang Capital Partners, LP            4.0%
              Tang Capital Management, LLC         4.0%
              Kevin C. Tang                        4.0%
              Oscar L. Tang                        1.0%

     (c)  Number of shares as to which such person has:

        (i)   Sole power to vote or to direct the vote:

              Tang Capital Partners, LP            1,572,242 shares
              Tang Capital Management, LLC         1,572,242 shares
              Kevin C. Tang                        1,572,242 shares
              Oscar L. Tang                          281,000 shares

        (ii)  Shared power to vote or to direct the vote:

              Tang Capital Partners, LP                   0 shares
              Tang Capital Management, LLC                0 shares
              Kevin C. Tang                               0 shares
              Oscar L. Tang                         114,500 shares

        (iii) Sole power to dispose or to direct the disposition of:

              Tang Capital Partners, LP            1,572,242 shares
              Tang Capital Management, LLC         1,572,242 shares
              Kevin C. Tang                        1,572,242 shares
              Oscar L. Tang                          281,000 shares

        (iv)  Shared power to dispose or to direct the disposition of:

              Tang Capital Partners, LP                    0 shares
              Tang Capital Management, LLC                 0 shares
              Kevin C. Tang                                0 shares
              Oscar L. Tang                          114,500 shares


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
        NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
See Item 12 of Cover Pages and Item 2 of this Schedule 13G.
Tang Capital Partners, LP is the registered holder of the shares. Tang Capital Management, LLC is the general partner of Tang Capital Partners, LP. Kevin C. Tang is the Manager of Tang Capital Management, LLC. Kevin C. Tang is the son of Oscar L. Tang.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
        Not applicable.

ITEM 10. CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   March 3, 2003
                                        ----------------------------------------
                                                        (Date)
                                             TANG CAPITAL PARTNERS, LP
                                             By:  Tang Capital Management, LLC

                                             By:
                                                  ------------------------
                                                  Kevin C. Tang, Manager


                                             TANG CAPITAL MANAGEMENT, LLC

                                             By:
                                                  ------------------------
                                                  Kevin C. Tang, Manager




                                             ------------------------
                                             KEVIN C. TANG



                                             ------------------------
                                             OSCAR L. TANG

                                   EXHIBIT I

                                      TO

                                 SCHEDULE 13G

                                   UNDER THE

                SECURITIES EXCHANGE ACT OF 1934, AS AMENDED


     Pursuant to Rule 13d-1(k)(1), TANG CAPITAL PARTNERS, LP affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf.


                                             TANG CAPITAL PARTNERS, LP
                                             By:  Tang Capital Management, LLC

                                             By:
                                                  ------------------------
                                                  Kevin C. Tang, Manager

                                   EXHIBIT II

                                      TO

                                 SCHEDULE 13G

                                   UNDER THE

                SECURITIES EXCHANGE ACT OF 1934, AS AMENDED


     Pursuant to Rule 13d-1(k)(1), TANG CAPITAL MANAGEMENT, LLC affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf.


                                             TANG CAPITAL MANAGEMENT, LLC

                                             By:
                                                  ------------------------
                                                  Kevin C. Tang, Manager

                                   EXHIBIT III

                                      TO

                                 SCHEDULE 13G

                                   UNDER THE

                SECURITIES EXCHANGE ACT OF 1934, AS AMENDED


     Pursuant to Rule 13d-1(k)(1), KEVIN C. TANG affirms that he is individually eligible to use Schedule 13G and agrees that this Schedule is filed on his behalf.



                                                  ------------------------
                                                  Kevin C. Tang

                                   EXHIBIT IV

                                      TO

                                 SCHEDULE 13G

                                   UNDER THE

                SECURITIES EXCHANGE ACT OF 1934, AS AMENDED


     Pursuant to Rule 13d-1(k)(1), OSCAR L. TANG affirms that he is individually eligible to use Schedule 13G and agrees that this Schedule is filed on his behalf.



                                                  ------------------------
                                                  Oscar L. Tang